Exhibit 10.15

March 5, 2021 Carl Whitmer via email Dear Carl, Board Cannes Holding Parent, Inc. Company invite you to join the Board of the Company as a Director. This letter summarizes certain of the terms and conditions related to your service as a member of the Board. I. Annual Retainer Fee. You will receive an annual fee of $50,000, payable in cash quarterly in arrears, subject to your continuing to serve on the Board during each such quarter. In addition, it is anticipated that you will serve on the Audit Committee as the Chair at the time of your appointment to the Board. You will receive an additional annual Audit Chair Committee fee of $20,000, subject to your continuing to serve in this capacity. Payment in respect of any partial quarters shall be pro-rated. As a non-employee member of the Board, you will not be entitled to participate in the efit plans, and you will be solely responsible for payment of any and all taxes due with respect to the compensation you receive in connection with your service as member of the Board. II. Options. In addition, you will receive a one-time grant of Options to purchase 550 shares of the Company s common stock. This Option Grant such grant within a reasonable period of time after you have been elected to the Board. The Options shall be granted pursuant and subject to the terms and conditions of the Cannes Holding Parent, Inc. 2019 Equity Incentive Plan (the Plan ), and have an exercise price equal to the fair market value on the date of grant. The Options will vest in four equal installments on each of the first four anniversaries of the date of grant, subject, in each case, to your continuing to serve on the Board on each such anniversary. III. Investment Opportunity. Upon being elected to the Board, you will have a one-time opportunity to invest in common stock of the Company at a per share price equal to the current fair market value of a share. If you do invest, the minimum amount of the investment is $100,000. Upon making any such investment, you will be required to enter into a standard shareholders agreement. These terms are the same as those offered to management. IV. D The Company will provid ate d liability insurance. In addition, the Co V. Reelection to the Board. You will be subject to reelection at each annual meeting of the shareholders of the Company. VIII. Other. Our expectation is that the Board will meet at least quarterly, but probably with greater frequency. It is our expectation that you will participate in those meetings in person to the extent possible, and we also ask that you use reasonable best efforts to make yourself available to participate in various telephonic meetings so scheduled from time to time. The Board reserves the right to amend its compensation programs for directors from time to time in its discretion. The Company will reimburse you in accordance with its expense reimbursement policy for your reasonable and documented business expenses incurred while performing your Board service. If you have any questions please let me know. The Board and the Company are looking forward to your support and guidance. Sincerely, Dr. Sharad Mansukani Chairman of the Board 2